           Exhibit 99.1

P O Box 3395

West Palm Beach, FL

33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

Florida Public Utilities Announces Second Quarter 2005 Results

West Palm Beach, Fla., August 10.  Florida Public Utilities (AMEX: FPU) reported second quarter ended June 30, 2005 net income of $851,000, or $.14 per share, compared with net income from the same period last year of $522,000, or $.09 per share. Net income for the six months ended June 30, 2005 was $3,204,000 or $.54 per share, compared to the same period last year of $1,935,000 or $.33 per share.

Total revenue increased $3,600,000 in the second quarter of 2005 over the same period in 2004 and total revenue for the six months ended June 30, 2005 increased $8,313,000. The Company’s increase in revenues was primarily attributable to electric rate increases in March 2004 and natural gas rate increases in August and November 2004. Higher fuel costs in 2005 that are recovered through revenues and higher propane rates also increased revenues.

Operating expenses increased $1,102,000 or approximately 14% in the second quarter of 2005 compared to the same period in 2004. Increases were primarily due to normal inflation, growth factors, amortization and maintenance-related items.  Payroll expenses increased $101,000 primarily due to a shift in the electric operations from work on capital assets to operational and maintenance needs in 2005, and normal payroll increases. Maintenance expenses, excluding payroll, increased in the electric operations by $141,000 primarily due to projects to improve service reliability.

Another contributing factor to the increase in operating expenses was higher depreciation and amortization expense of $338,000. This increase includes amortization of the bare steel replacement program and environmental expenses approved in our 2004 natural gas rate proceeding.

Natural gas operations experienced higher than expected net operating income for the second quarter of 2005 in part due to delayed expenditures and temporary employee vacancies. Operation and maintenance expenses for our natural gas segment are approximately $600,000 less than management’s original forecast for the first half of 2005.  Management expects expenses will be higher in the second half of 2005 as vacancies are filled and delayed maintenance is performed on vehicles and facilities. Management estimates that earnings in the third and fourth quarters will be negatively impacted due to these additional expenditures.

The Florida Public Service Commission (FPSC) approves rates that are intended to permit a specified rate of return on investment and limits the maximum amount of earnings from regulated operations.  FPU has estimated that it will have over earnings in 2005 for its regulated natural gas operations of $251,000 and has recorded a liability, which reduced revenues.  The calculations supporting this liability are complex and involve a variety of estimates and projections prior to the ultimate settlement of such liability. It is reasonably possible that management estimates of the Company’s earnings liability could change in the next two quarters and the amount of the changes could be material. The disposition of any over earnings is at the discretion of the FPSC, with alternatives including refunding to customers, adding the over earnings to the storm damage reserves, funding environmental reserves or reducing any depreciation reserve deficiency.  Finalization of the disposition and determination of the amount of over earnings is not expected until 2006.

The Company has also incurred fuel-related expenses associated with the negotiation of new fuel contracts effective in 2008 for electric supply. Those costs have been passed through to electric customers as a fuel cost.  The recovery of these fuel-related costs, if any, will be subject to the approval by the FPSC and is expected to be determined in 2005.  If the FPSC does not approve the Company’s pass-through of these costs in the fuel cost or disallows a portion of the costs, the expenses will increase by the disallowed portion.  As of June 30, 2005, the maximum exposure for 2005 is approximately $141,000.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to management’s belief that the FPSC will allow recovery of fuel-related expenses through their fuel cost recovery clause in 2005 and management’s forecast that natural gas over earnings liability will materialize as estimated.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties relate to the regulatory review process of the FPSC, which is beyond the control of the Company.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the second quarter and year to date 2005 compared to the second quarter and year to date 2004 are summarized below:

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total Revenues	$ 28,329	$ 24,729	$ 63,767	$ 55,454

Net Income	$ 851	$ 522	$ 3,204	$ 1,935

Earnings for Common Stock	$ 844	$ 515	$ 3,190	$ 1,921

Earnings Per Common Share – basic & diluted	$ .14	$ .09	$ .54	$ .33
Average Shares Outstanding	5,945,697	5,897,840	5,943,226	5,895,500

On July 25, 2005 a three-for-two stock split in the form of a stock dividend was issued to the shareholders of record on July 15, 2005.   All common share information has been restated to reflect the stock split for all periods presented.